SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                              AMENDMENT No. 1

                               FORM 8-K/A

                                CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934




              Date of Report (Date of earliest event reported)

                      April 3, 1996


                           EXCEL INDUSTRIES, INC.
        (Exact name of registrant as specified in its charter)




Indiana                    1-8684                   35-1551685
(State of
                                     (I.R.S. Employer
incorporation)
   (Commission File Number)    Identification No.)

1120 North Main Street
Elkhart, Indiana                                  46514
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code (219) 264-2131


                                    N/A
        (Former name or former address, if changed since last report)



       Item 2.  Acquisition or Disposition of Assets

        On March 4, 1996, the registrant, Excel Industries, Inc., an Indiana corporation ("Excel") agreed to purchase all of the outstanding capital stock of Anderson Industries, Inc., a Delaware corporation ("Anderson") from the stockholders of Anderson ("Anderson Stockholders"), pursuant to a stock purchase agreement among Excel, Anderson and the Anderson Stockholders (the "Agreement"). The stock purchase transaction was consummated on April 3, 1996 (the "Closing").

        Anderson's only operating asset is its wholly-owned subsidiary, Atwood Industries, Inc., an Illinois corporation ("Atwood"), Atwood is a diversified manufacturer which, directly and through its subsidiaries, has three primary business [operations] [units]: Atwood Mobile Products ("Mobile Products"); Atwood Automotive ("Atwood
Automotive"); and Mark I Molded Plastics ("Mark I").

        Mobile Products is a leading manufacturer of appliances and accessories for RVs, vehicle conversions, pleasure boats and trailers. Atwood's management believes it to be the world's largest supplier of appliances and accessories to the RV industry. Primary products include: appliances such as water heaters, furnaces, stoves and ranges; hardware such as jacks, couplers and surge brake actuators; and seating frames for van conversions. In the last ten years Mobile Products has tripled in size with 1995 net sales of approximately $149 million. Mobile Products' growth is attributable to several strategic acquisitions, market share gains and successful new product introductions. Mobile Products operates five domestic facilities and one European manufacturing facility. Mobile Products is well known in the RV industry for its product quality and new product innovation. Mobile Products' major customers include Fleetwood, Jayco, Thor and Coachmen. Mobile Products will be continued as a separate business unit by Excel.

        Atwood Automotive develops and produces engineered systems and components for the North American automotive industry. The product line is primarily composed of: seat systems, which include seat and height adjusters, and recliner mechanisms; hinge systems which include door, hood and deck hinges; and control systems, which include hand and foot operated parking brakes, and transmission selectors. In 1995 Atwood Automotive had sales in excess of $212 million, which is almost twice its 1991 sales of $114 million. Atwood Automotive operates six domestic facilities and one Mexican manufacturing facility. Atwood Automotive's customer base includes Chrysler, Ford, General Motors, Douglas & Lomason, Johnson Controls and Lear Seating.

        Atwood Automotive believes it is the largest supplier of manual seat tracks to the US automotive industry with an estimated 30% market share and the second largest supplier of door hinges to the US automotive market with an estimated 15% market share. Excel plans to incorporate Atwood Automotive's business into Excel's existing automotive business unit.

        Mark I designs, develops and manufactures injection molded plastic components for automotive original equipment manufacturers and suppliers and for the consumer electronics industry. Automotive components include headlight and taillight lenses, and interior trim parts. Consumer electronics components include front and rear television cabinets. In 1995 Mark I had sales of approximately $39 million. Mark I operates two domestic manufacturing facilities. Excel plans to incorporate the Mark I plastics business into Excel's existing Nyloncraft division.

        Historically, Mobile Products and Atwood Automotive have generated substantial operating profits including $10.0 million and $8.2 million respectively in 1993. However, due to production start-up problems associated with the launching of 22 new product lines in 1994, Atwood Automotive had difficulty in meeting customer requirements and as a result incurred excessive manufacturing costs resulting in an operating loss for 1994 of $11.1 million. Excessive start-up costs continued into 1995 as Atwood Automotive incurred an operating loss of $12.2 million. This loss was attributable to start-up costs, warranty and product replacement costs of $6.8 million in connection with a product recall and operating losses in production of the CDW-27 seat adjuster for Ford which production was discontinued by Atwood in late 1995. Additionally, operating results were negatively impacted by substantial start-up and expansion costs at its Queretaro, Mexico facility.

        Management at Atwood took significant measures, beginning in 1994, intended to rectify these operating problems. A new management team was brought in for Atwood Automotive. This new management group instituted the following measures:

        (i) Refocused Atwood Automotive's operations strictly on automotive products;

        (ii) reorganized the new product launch and manufacturing process to increase operating efficiency;

        (iii) arranged to discontinue the manufacturing of the CDW-27 seat adjuster systems, effective December 31, 1995;

        (iv) revised the product mix and reduced the number of products being manufactured at the Queretaro, Mexico facility; and

        (v) substantially reduced Atwood Automotive's salaried and hourly headcount.

        As a result of these measures, and excluding the effect of the $6.8 million product recall expense, Atwood Automotive had an operating profit for the four month period August-November 1995.

        At the Closing, Excel paid (net of the amount received for certain "Excluded Assets" resold, subject to certain "Excluded Liabilities," to the nominee of certain Anderson Stockholders immediately following the Closing) $57,050,000 in cash (the "Cash Purchase Price") and granted warrants (the "Warrants") to purchase an aggregate of 381,000 of Excel's common shares, no par value, (the "Common Shares") at an exercise price of $13.25 per Common Share. The Warrants were granted pursuant to a Warrant Grant and Registration Rights Agreement dated April 3, 1996 among Excel and certain
Anderson Stockholders, and expire at the close of business on April 2, 2001. The Warrants have an aggregate present value of approximately $1,500,000. None of the Excluded Assets was used in the principal operations of Anderson and Atwood.

        The purchase price for the capital stock of Anderson was agreed upon by the parties after arm's-length negotiations as to the fair market value thereof.

        Immediately prior to the Closing, Excel advanced to Atwood funds sufficient to repay approximately $71 million of its secured indebtedness. To fund the Cash Purchase Price and the advance to Atwood, Excel utilized approximately $30 million of its cash on hand and approximately $100 million borrowed under a $120 million revolving credit facility pursuant to a Credit Agreement dated April 3, 1996 among Excel, certain banks (the "Revolving Lenders") and Society National Bank as agent and Harris Trust and Savings Bank as co-agent.
On May 3, 1996, Excel sold to certain qualified institutional investors in a private placement $100 million of its Senior Notes due April 2011. The proceeds of the Senior Notes were used to repay $100 million of the revolving credit borrowings, and the aggregate commitments of the Revolving Lenders were reduced from $120 million to $60 million.

Item 7. Financial Statements and Exhibits

        7(a)    The following consolidated financial statements of
Atwood Industries, Inc. are included herein:

                        Report of Independent Accountants

                        Balance Sheets as of December 30, 1995 and
December 31, 1994.

                        Consolidated Statements of Operations for the years ended December 30, 1995, December 31, 1994 and
January 1, 1994.

                        Consolidated Statements of Changes in
Stockholders' Equity for the years ended December 30, 1995,
December 31,
1994 and January 1, 1994.

                        Consolidated Statements of Cash Flows for the years ended December 30, 1995, December 31, 1994 and
January 1, 1994.

                        Notes to Consolidated Financial Statements.

        7(b)    The pro forma financial information required by
Item 7(b), presented as if Excel had acquired Anderson on January 1, 1995, is included herein. Certain additional adjustments may be made in the final purchase price allocation of Atwood, however, these are not expected to be material in relation to the proforma information presented herein.

        7(c)    The following exhibits are furnished as required by Item
7(c):


Exhibit
Number                          Description


2*           Stock Purchase Agreement dated March 4, 1996, among
             Excel Industries, Inc. and Anderson Industries, Inc.
             and the stockholders of Anderson Industries, Inc.


4.1* Warrant Grant and Registration Rights Agreement dated April 3, 1996, among Excel Industries, Inc. and certain stockholders of Anderson Industries, Inc.

4.2          Amended and Restated Credit Agreement dated
             April 29, 1996, among Excel Industries, Inc., certain banks, Society National Bank as agent and Harris Trust and Savings Bank as co-agent.

4.3 Form of Note Purchase Agreement dated May 3, 1996 between Excel Industries, Inc. and each of several institutional investors.

23           Consent of Coopers & Lybrand L.L.P.


        * Previously filed.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               EXCEL INDUSTRIES, INC.

Date:  May 13, 1996

                       By:     /s/ Joseph A. Robinson
                              Joseph A. Robinson, Secretary,
                              Treasurer and Chief Financial Officer

                      ATWOOD INDUSTRIES, INC.
                 CONSOLIDATED FINANCIAL STATEMENTS
               for the years ended December 30, 1995,
               December 31, 1994 and January 1, 1994

 I N D E X





                                                     Pages



Report of Independent Accountants                       1


Consolidated Financial Statements:

     Balance Sheets, December 30, 1995 and
           December 31, 1994                            2

     Statements of Operations for the years ended
          December 30, 1995, December 31, 1994
          and January 1, 1994                           3

     Statements of Stockholder's Equity for the years
          ended December 30, 1995, December 31, 1994
          and January 1, 1994                           4

     Statements of Cash Flows for the years ended
          December 30, 1995, December 31, 1994
          and January 1, 1994                           5

     Notes to Consolidated Financial Statements      6-17

Coopers
&Lybrand                         Coopers & Lybrand L.L.P.

                                 a professional services firm

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Atwood Industries, Inc.
Rockford, Illinois


We have audited the accompanying consolidated balance sheets of Atwood Industries, Inc. as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the three years ended
December 30, 1995, December 31, 1994 and January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atwood Industries, Inc. as of December 30, 1995 and December 31, 1994, and the consolidated results of its operations and its cash flows for the three years ended December 30, 1995, December 31, 1994 and January 1, 1994 in conformity with generally accepted accounting principles.

As discussed in Note E to the financial statements, the Company changed its method of accounting for postemployment benefits in 1994. As discussed in Note E and H to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1993.



Coopers & Lybrand L.L.P.



Rockford, Illinois
March 18, 1996, except for Notes D and K, for which the date is April 3, 1996







Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand
International, a limited liability association incorporated in Switzerland

ATWOOD INDUSTRIES, INC
CONSOLIDATED BALANCE SHEETS
December 30, 1995 and December 31, 1994
(Dollars in Thousands)

ASSETS                          1995                 1994

Current assets:

 Cash and cash equivalents   $    0                $   0


 Accounts receivable,
  trade, less allowance for
  losses of $844 and $1,531,
  respectively                55,734                64,824


 Inventories                  26,659                36,443

 Customer tooling in process   6,268                 5,672

 Deferred income taxes         4,889                 2,115

 Prepaid expenses and deposit  2,733                 3,061

 Income tax refunds receivable 2,384                 5,824

Total current assets          98,667                117,939


Property, plant and equipment:

 Land                          1,459                  1,459

 Buildings and improvements   26,442                 26,182

 Machinery and equipment     101,581                 99,561

                             129,482                127,202

Less accumulated
 depreciation                 61,854                 51,715

                              67,628                 75,487

Note receivable from
 parent company                1,936                  1,833

Intangible assets, less
 accumulated amortization     10,082                 11,581

Intangible asset, pensions     2,021                  2,242


Other assets                     585                  1,221

Total assets                $180,919               $210,303

The accompanying notes are an integral part of the consolidated financial statements.

LIABILITIES                     1995                 1994
Current liabilities:

 Current maturities of
  long-term debt            $ 77,893               $ 16,841

 Accounts payable and
  book overdraft              30,939                 37,390

Accrued salaries and wages     3,953                  3,885

Other accrued liabilities      7,577                  7,418

Total current liabilities    120,362                 65,534

Long-term debt                14,608                 95,428

Deferred income taxes          3,714                  2,602

Accrued benefit plan
  liabilities                 15,169                 15,288

Contingencies


STOCKHOLDER'S EQUITY

Capital stock, no par value,
authorized 3,000,000 shares,
issued and outstanding
1,333,333 shares                   1                      1

Additional paid-in capital    11,838                 11,838

Pension liability adjustment    (538)                  (546)

Foreign currency translation
 adjustments                    (351)                  (336)

Retained earnings             16,116                 20,494

Total stockholder's equity    27,066                 31,451

Total liabilities and
 stockholder's equity       $180,919               $210,303


ATWOOD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 30, 1995, December 31, 1994 and
January 1, 1994
(Dollars in Thousands, except per share amounts)

                            1995             1994             1993
Net sales                 $399,789         $385,116        $320,827

Cost of sales              360,994          344,435         270,620
                           --------         --------        --------
   Gross profit             38,795           40,681          50,207

Selling and admini-
 strative expenses          35,648           36,783          31,193
                           --------         --------        --------
   Operating profit          3,147            3,898          19,014

Other expense:

 Interest expense, net       8,514            6,199           3,957
 Other, net                    (94)             127             387
                            --------       ---------        --------
                             8,420            6,326           4,344
                           --------         --------        --------
  Income (loss) before
   income taxes and
   cumulative effect of
   accounting changes       (5,273)          (2,428)         14,670

Income tax provision
 (benefit)                    (895)             701           6,397
                            --------         --------       --------
  Income (loss) before
  cumulative effect
  of accounting changes     (4,378)          (3,129)          8,273

Cumulative effect of
accounting changes,
net of income tax benefit
of $170 and $3,268 in 1994
and 1993, respectively           0             (260)        (5,212)
                            --------         --------       --------
Net income (loss)         $ (4,378)         $ (3,389)      $  3,061
                           =========         =========      ========

Net income (loss)
 per share:


 Before cumulative
 effect of
 accounting changes       $  (3.28)         $  (2.35)      $   6.21

 Cumulative effect
 of accounting
 changes, net of tax          0.00             (0.19)        (3.91)

                           --------         --------       --------
 Net income (loss)
 per share                $  (3.28)         $  (2.54)      $   2.30
                           =========         =========      ========

Average number of
shares outstanding        1,333,333        1,333,333      1,333,333


The accompanying notes are an integral part of the consolidated financial statements.



ATWOOD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
For the years ended December 30, 1995, December 31, 1994 and
January 1, 1994
(Dollars in Thousands)

                                                       Foreign
                            Additional    Pension      Currency
                  Capital    Paid-In     Liability    Translation  Retained
                  Stock     Capital     Adjustment    Adjustments  Earnings
Balance at
January 2, 1993  $    1    $  11,838    $    (271)    $    (184)    $ 20,822

 Net income           0            0            0             0        3,061

 Pension adjust-
 ment, net of
 income tax
 effect of $193       0            0         (290)            0           0

 Translation
 adjustment           0            0            0          (254)          0

 Advance to
 parent company,
 net                  0            0            0             0           0

                --------   ---------      --------    ---------     --------



Balance at
January 1, 1994       1       11,838         (561)         (438)     23,883

 Net loss             0            0            0             0      (3,389)

 Pension adjust-
 ment, net of
 income tax
 effect of $11        0            0           15             0           0

 Translation
 adjustment           0            0            0           102           0

 Advance to parent
 company, net         0            0            0             0           0
                --------   ---------      --------    ---------     --------

Balance at
December 31, 1994     1       11,838         (546)         (336)     20,494

 Net loss             0            0            0             0      (4,378)

 Pension adjust-
 ment, net of
 income tax
 effect of $3         0            0            8             0           0

 Translation
 adjustment           0            0            0           (15)          0

 Advance to
 parent company,
 net                  0            0            0             0           0

                --------   ---------      --------    ---------     --------

Balance at
December 30,
1995           $      1    $  11,838      $  (538)    $    (351)    $ 16,116
               ========    =========      ========    ==========    ========

The accompanying notes are an integral part of the consolidated financial statements.


ATWOOD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 30, 1995, December 31, 1994 and
January 1, 1994
(Dollars in Thousands)

                                1995             1994            1993
OPERATING ACTIVITIES:

 Net income (loss)          $  (4,378)       $  (3,389)         $  3,061

 Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:

  Cumulative effect
  of accounting changes             0              260             5,212

  Depreciation and
  amortization                 12,927           11,096             8,478

  Loss on sale of property,
  plant and equipment             114              170                21

  Loss (gain) on sale
  of investments                  (39)              85               (91)

  Deferred income                (833)            (833)             (833)

  Deferred income taxes        (1,662)           1,314               755

  Provision for warranty
  recovery agreement            6,815                0                 0

  Changes in assets and
  liabilities, net
  of effects from
  business acquisition:

   Accounts receivable          9,090           (7,513)         (21,258)

   Inventories and
   customer tooling             9,188           (3,188)         (1,549)

   Prepaid expenses
   and other assets               533              159               702

   Accounts payable           (12,058)           7,602             8,051

   Income taxes                 3,440           (6,250)          (1,941)

   Other accrued
   liabilities                  1,570            2,324             1,165
                             --------          -------            -------

Net cash provided by
operating activities           24,707            1,837              1,773


INVESTING ACTIVITIES:

 Business acquisitions,
 net of cash acquired               0          (10,569)            (9,669)

 Additions to property,
 plant and equipment           (6,177)         (25,229)           (19,209)

 Proceeds from disposal
 of property, plant
 and equipment                  2,094              331                167

 Proceeds from investments        345              297                623

 Advances to parent company      (103)            (115)            (1,718)
                             --------          -------            -------

Net cash used in
investing activities           (3,841)         (35,285)           (29,806)

FINANCING ACTIVITIES:

 Borrowings under
 line of credit               301,000          225,000            231,500

 Payments on line
 of credit                   (325,623)        (192,546)          (205,402)

 Proceeds from long-
 term debt                         22            1,000              8,627

 Payments of long-
 term debt                     (1,391)          (1,208)            (6,011)

 Payments on warranty
 recovery agreement              (466)               0                  0

 Book overdraft                 5,607              227                  0
                             --------          -------            -------
Net cash provided by
(used in) financing
activities                    (20,851)          32,473             28,714

Exchange rate effect
on cash                           (15)             102               (210)
                             --------          -------            -------

Net change in cash and
cash equivalents                    0             (873)               471

Cash and cash equivalents,
beginning of year                   0              873                402
                             --------          -------            -------
Cash and cash equivalents,
end of year                 $       0         $      0           $    873
                            =========         ========           ========


Supplemental cash flow
information:
 Interest paid              $   9,017         $  5,740            $ 4,043
 Income taxes paid
 (refunded)                    (2,668)           5,381              6,581

The accompanying notes are an integral part of the consolidated financial statements.


ATWOOD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 30, 1995, December 31, 1994 and
January 1, 1994
(Dollars in Thousands)

                              1995             1994            1993
OPERATING ACTIVITIES:

Net income (loss)           $ (4,378)        $ (3,389)     $ 3,061

Adjustments to reconcile
net income (loss) to net
cash provided by
operating activities:

 Cumulative effect of
 accounting changes                0              260        5,212

 Depreciation and
 amortization                 12,927           11,096        8,478

 Loss on sale of property,
 plant and equipment             114              170           21

 Loss (gain) on sale of
 investments                     (39)              85          (91)

 Deferred income                (833)            (833)        (833)

 Deferred income taxes        (1,662)           1,314          755

 Provision for warranty
 recovery agreement            6,815                0            0

 Changes in assets and
 liabilities, net of effects
 from business acquisition:

  Accounts receivable          9,090           (7,513)     (21,258)

  Inventories and customer
  tooling                      9,188           (3,188)      (1,549)

  Prepaid expenses and
  other assets                   533              159          702

  Accounts payable           (12,058)           7,602        8,051

  Income taxes                 3,440           (6,250)      (1,941)

  Other accrued
  liabilities                  1,570            2,324        1,165
                              -------          -------      -------
Net cash provided by
operating activities          24,707            1,837        1,773

INVESTING ACTIVITIES:

 Business acquisitions,
 net of cash acquired              0          (10,569)      (9,669)

 Additions to property,
 plant and equipment          (6,177)         (25,229)     (19,209)

 Proceeds from disposal
 of property, plant
 and equipment                 2,094              331          167

 Proceeds from
 investments                     345              297          623

 Advances to parent
 company                        (103)            (115)      (1,718)
                              -------          -------      -------
Net cash used in
investing activities          (3,841)         (35,285)     (29,806)


FINANCING ACTIVITIES:

 Borrowings under
 line of credit              301,000          225,000      231,500

 Payments on
 line of credit             (325,623)        (192,546)    (205,402)

 Proceeds from
 long-term debt                   22            1,000        8,627

 Payments of
 long-term debt               (1,391)          (1,208)      (6,011)

 Payments on warranty
 recovery agreement             (466)               0            0

 Book overdraft                5,607              227            0
                              -------          -------      -------
Net cash provided by
(used in) financing
activities                   (20,851)          32,473       28,714

Exchange rate
effect on cash                   (15)             102         (210)

Net change in cash
and cash equivalents               0             (873)         471

Cash and cash equivalents,
beginning of year                  0              873          402

Cash and cash equivalents,
end of year                 $      0         $      0     $    873
                             ========         ========     ========

Supplemental cash flow
information:

 Interest paid              $  9,017         $  5,740     $  4,043
 Income taxes
 paid (refunded)              (2,668)           5,381        6,581

The accompanying notes are an integral part of the consolidated financial statements.



A.   ACCOUNTING POLICIES

     Principles of Consolidation

     The consolidated financial statements include the accounts of Atwood Industries, Inc. (Company), and its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of Anderson Industries, Inc. (AI).

     Description of the Business

     Atwood Industries' principal lines of business are recreational vehicle products, automotive and truck products and injection-molded plastic parts which are manufactured in the United States, Europe and Mexico. The principal markets for the automotive, truck, and consumer electronics products are within the United States and Mexico, while recreational vehicle products are sold within the United States and Europe.

     Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure associated with contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Fiscal Year

     The Company's fiscal year ends on the Saturday nearest
December 31. Fiscal years 1995, 1994 and 1993 ended on December 30, 1995, December 31, 1994 and January 1, 1994, respectively.

     Cash Equivalents

     To the extent that the Company invests cash, in excess of daily operating requirements, in short-term investments with maturities of three months or less, such investments are deemed to be cash equivalents for financial statement purposes.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for the majority of the Company's non-tooling inventories. For all other inventories, cost is determined by the first-in, first-out (FIFO) method.

     Tooling

     Tooling inventory represents the cost incurred, net of progress billings, on tools being developed for customers. Generally, revenues are recognized when projects are substantially complete, and generally, losses are recognized when the costs incurred plus estimates to complete, exceed the estimated revenue. Actual costs could differ from the estimates to complete. Tooling revenue, net of costs incurred, is classified in cost of sales.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost and depreciated over their estimated useful lives. Depreciation on additions is primarily provided using the straight-line method. Upon disposal of an asset, the resulting gain or loss is included in results of operations. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense when incurred.

     Intangible Assets

     Intangible assets consist of the excess of cost over fair value of assets acquired, covenants not-to-compete, patents, trade names and cost incurred in the successful completion of acquisition and financing activities. Intangible assets, subject to impairment write-offs determined by underlying cash flows, are amortized, using the straight-line method, over useful lives ranging from 5 to 20 years. Accumulated amortization, excluding fully amortized intangible assets, was $4,567 and $3,791 at December 30, 1995 and December 31, 1994, respectively.

     Income Taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109. The provision for income taxes differs from the amounts currently payable or refundable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

     Concentrations of Credit

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Sales to the Company's two largest customers totaled approximately $105,225, $103,682 and $85,540 in 1995, 1994 and
1993, respectively. The Company's accounts receivable from these two customers were approximately $28,143 and $24,310 at December 30, 1995 and December 31, 1994, respectively.

     Interest Rate Cap


     Interest rate cap agreements are entered into primarily as a hedge against interest exposure of variable rate debt. The differences to be paid or received on cap agreements designated as hedges are included in interest expense as payments are made or received.

     Foreign Currency Translation

     The balance sheets of foreign subsidiaries with functional currencies other than the U.S. dollar have been translated at year-end rates of exchange and statements of operations and cash flows at weighted average rates of exchange during the year. The gains and losses from this translation have been accumulated as a separate component of stockholder's equity. Gains or losses resulting from currency transactions (which are not significant) are included in results of operations.

     The balance sheets and statements of operations of foreign subsidiaries with the U.S. dollar as the functional currency have been remeasured as if the subsidiaries' records were originally maintained in U.S. dollars.


     Reclassifications

     Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no impact on previously reported results of operations. In
1995, the Company elected to rescind the plan approved in 1994 to dispose of its subsidiary, Mark I Molded Plastics. The results from 1994 have been reclassified from discontinued operations to continuing operations.

B.   BUSINESS ACQUISITION


     As of January 18, 1993, the Company acquired substantially all of the stock of Hydro Flame Corporation, a manufacturer and distributor of gas fired furnaces to the recreational vehicle industry, for $9,728, including acquisition expenses. The acquisition was accounted for using the purchase method of accounting and the operating results of Hydro Flame are included in the Company's consolidated statements of income from the date of acquisition. The excess of cost over fair value of assets acquired is being amortized over a twenty year period. Unaudited pro forma amounts are not presented as substantially all of Hydro Flame's sales and net earnings were included in the reported 1993 results. In April 1993, an obligation related to a management agreement with a former shareholder for $1,000 was settled in exchange for the stock of Skyline Industries, a subsidiary of Hydro Flame. This transaction had no effect on net income as the amounts were recorded prior to the Hydro Flame acquisition.

     As of May 31, 1994, the Company purchased substantially all of the assets of Better Products, Inc., a manufacturer and distributor of seat and sofa hardware for the van conversion market, for $10,326, net of
cash acquired.   The acquisition was accounted for using the purchase
method of accounting and the operating results of Better Products are included in the Company's consolidated statements of operations from the date of the acquisition. The excess of cost over fair value of assets acquired of $5,602 is being amortized over a period of fifteen years. Unaudited pro forma amounts are not presented as they are considered immaterial to consolidated sales and net earnings in 1994 and 1993.

C.   INVENTORIES

     Inventories are summarized as follows:

                                       1995              1994
Raw material and purchased parts    $ 12,157          $ 17,101
Work in process                        9,640            11,158
Finished goods                         6,510             9,614
                                    --------          --------

                                      28,307            37,873

Less excess of FIFO over LIFO cost     1,648             1,430
                                    --------          --------
                                    $ 26,659          $ 36,443
                                    ========          ========


     Inventories valued using the LIFO method at December 30, 1995 and December 31, 1994 amounted to $15,854 and $20,421 (on a FIFO basis), respectively.



D.   LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                      1995                1994
         Revolving line of credit  $ 75,831            $ 100,454

         Term notes                   6,116                6,962

         Mortgage note                2,153                2,208

         Warranty recovery
          agreement                   6,350                    0

         Other                        2,051                2,645
                                     -------              -------
                                     92,501              112,269


        Less current maturities      77,893               16,841
                                     -------              -------

        Total long-term debt       $ 14,608             $ 95,428
                                    ========             ========

In 1995, Atwood violated certain financial tests and ratios required by the revolving line of credit agreement as amended. In February 1996, Atwood signed a new amendment which revises and waives certain covenants under the previous amendment. Borrowings under the line of credit are limited to the extent of available collateral as defined in the agreement. The agreement provides for a lien on substantially all the assets of Atwood and its subsidiaries.

As discussed in Note K, on April 3, 1996, the buyer of the parent company's capital stock borrowed funds under a new revolving line of credit to repay existing obligations under the previous agreement. This agreement has a four-year term and contains covenants and requirements based upon the newly merged Company's financial statements.

The term notes mature through the year 2000 and bear interest from 7.3% to 8.0%. The term notes are collateralized by certain machinery and equipment and contain provisions restricting the payment of dividends. The mortgage note bears interest at 10.1%, and matures in 2000.

In December 1995, a major automotive customer issued a recall on a component manufactured by the Company. The recall is limited to 170,000 vehicles and will be administered by the customer. The
Company estimates the total future cost of this recall at $8,140. Simultaneously, the Company entered into a warranty recovery agreement with the customer which limits the annual payments related to the recall to 1996 - $1,250; 1997 - $1,500; 1998 -
$1,750; and the balance due in 1999. The agreement requires quarterly payments and has been discounted at a prevailing market rate of interest (10.0%) as of December 1995. The Company recognized $6,815 of expense related to the recall in 1995. This agreement has been shown as a noncash transaction in the statement of cash flows.

     Maturities of the long-term debt, other than the revolving line credit, for the next five years are: 1996 - $2,062; 1997 -
$2,440; 1998 - $3,417; 1999 - $4,901 and 2000 - $3,850.

     At December 30, 1995, the Company had outstanding letters of credit totaling $3,425 which are considered a borrowing for purposes of amounts available under the revolving line of credit.

     The fair value of the long-term debt is $92,166 estimated based on current rates offered to the Company for debt of the same maturities. The fair value of the interest rate cap is $-0- based on a valuation from a major bank.


E.   RETIREMENT AND BENEFIT PLANS

     The Company provides defined benefit or defined contribution pension plans, or both in some cases, for substantially all employees. Benefits provided under defined benefit pension plans are principally based upon years of service, compensation and Social Security benefits. Total expense for these plans was $1,303, $1,313 and $976 for 1995, 1994 and 1993, respectively.

     The net pension expense includes the following components:

                                1995           1994         1993
Service cost for benefits
earned during the period      $  623         $  710        $  551

Interest cost on projected
benefit obligation             1,233          1,205         1,033

Actual return on plan assets  (1,560)         1,331          (927)

Net amortization and deferral  1,007         (1,933)          319
                               ------         -------        ------
                              $1,303         $1,313         $ 976
                               ======         ======         =====

     The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

                                1995                    1994
                        -------------------     -------------------
                          Plan for Which           Plan for Which
                        -------------------     -------------------
                        Assets    Accumulated   Assets   Accumulated
                        Exceed     Benefits     Exceed     Benefits
                     Accumulated    Exceed   Accumulated    Exceed
                      Benefits      Assets    Benefits      Assets
Vested benefit
obligation          $(4,525)      $(6,974)    $(5,378)    $(6,301)
                      =======      =======     =======     =======

Accumulated benefit
obligation          $(5,146)      $(7,167)     $(5,929)    $(6,464)
                     =======       =======      =======     =======

Plan assets at
fair value          $ 6,140       $ 3,641      $ 6,716      $ 3,390


Projected benefit
obligation for
service rendered
to date             (8,653)        (7,337)      (8,896)       6,666
                     --------       -------      -------      ------
Plan assets less
than projected
benefit obligation  (2,513)        (3,696)      (2,180)      (3,276)

Unrecognized net
loss from past
experience
different from
that assumed         1,866          1,067        1,907        1,111

Unrecognized prior
service cost            55          1,498           60        1,632

Adjustment to
recognize minimum
liability (with
offsetting debit
recorded as an
intangible asset)        0          (2,918)          0       (3,151)

Unrecognized net
obligation
(asset) being
recognized
over 15 years         (363)            522         (423)        610
                     -------        -------       -------     ------
Accrued pension
liability for
defined benefit
plans             $  (955)         $(3,527)      $ (636)    $(3,074)
                  ========         ========      =======    ========


The projected benefit obligation has been determined using a weighted average discount rate of 7.75% and 8.25% in 1995 and 1994, respectively, and a rate of increase in future compensation of 5.0%. The expected weighted long-term rate of return on plan assets was 8.0%. Plan assets consist principally of U.S. Government securities, corporate stocks, bonds and pooled investment funds.

The Company also provides various defined contribution plans. The expense for these plans for 1995, 1994 and 1993 was $1,571, $1,358 and $1,227, respectively.

The Company provides certain health care benefits to eligible retired employees and their dependents and survivors.
Generally participants become eligible if they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.

During 1993, the Company elected to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employer's Accounting for Postretirement Benefits Other Than
Pensions." The Statement requires companies to accrue the expected cost of providing postretirement benefits other than pensions over the years that employees render service rather than the cash basis previously used. The Company elected to immediately recognize the accumulated benefit obligation of $8,171 related to prior service cost, measured as of January 3, 1993. This was a noncash charge to income of $4,903 (after reduction for income taxes of $3,268) recognized as a cumulative effect of accounting change as of January 3, 1993.

The following table sets forth the plan's obligation and cost for these benefits:


                                     1995                  1994
Accumulated postretirement
benefit obligation:

    Retirees                       $ 2,732               $ 2,836

    Fully eligible
    active plan participants           580                   774

    Other active plan
    participants                     2,437                 3,124
                                    -------                ------

Accumulated postretirement
benefit obligation                   5,749                 6,734

Unrecognized gain                    1,690                   628

Unrecognized prior service costs     1,645                 1,758

Total accumulated postretirement
benefit liability                  $ 9,084               $ 9,120
                                    =======               =======



The net periodic postretirement benefit cost includes the following components:


                                1995           1994          1993
Service cost for benefits
earned during the period       $ 205          $ 277         $ 465

Interest cost on accumulated
postretirement benefit
obligation                       429            489           637

Amortization of prior
plan amendment                  (113)          (113)           (0)

Amortization of
unrecognized (gain)              (58)             0            (0)
Curtailment gain
recognized due to
termination of benefits           (0)          (176)           (0)
                                 -----         -----         -----
Net periodic post-
retirement benefit cost        $ 463         $ 477         $1,102
                                =====         =====         ======

For measurement purposes, a 9.1% and 7.6% annual rate of increase in the per capita cost of covered health care benefits for pre-65 and post-65 participants, respectively, was assumed for 1995; the rate was assumed to decrease gradually to 5.6% by the year 2021. The health care cost trend rate has a significant effect on the amounts reported. A 1.0% increase in the health care trend rate per year would increase the net periodic cost by $36 for the year. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1995 and 8.25% in 1994.

The Company has various deferred compensation agreements with certain members of management. The Company recognized $452, $56 and $560 of compensation expense in 1995, 1994 and 1993, respectively. The deferred compensation accrued as of December 30, 1995 and December 31, 1994 was $2,002 and $1,705, respectively. These arrangements include a deferred appreciation plan which allows key executives to participate in the appreciation of hypothetical shares of stock based on a predetermined formula. Other agreements provide benefits based on length of service and salary at retirement. Payment of benefits under certain of these agreements are accelerated upon certain change of control events.
During 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Prior to January 2, 1994, the Company recognized the cost of providing these benefits on a cash basis. The Company recognized the accumulated postemployment benefit obligation of $430 related to prior service costs, measured as of January 2, 1994. This was a noncash charge to income of $260 (after reduction for income taxes of $170) recognized as a cumulative effect of accounting change as of January 2, 1994.


F.   LEASE COMMITMENTS

     The Company leases transportation equipment, office space and data processing equipment under certain operating leases.
Future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 30, 1995 are: 1996 - $3,005; 1997 - $2,752; 1998 -
$1,944; 1999 - $1,441; and thereafter - $120.  Rental expense for 1995,
1994 and 1993 was $4,548, $2,221 and $2,972, respectively.


G.   SALE/LEASEBACK

     In December 1992, the Company entered into a sale/leaseback arrangement with an unrelated third party. The agreement involved the sale of machinery and equipment for $7,500. The Company is leasing these assets under an operating lease that has an initial term of three years with options to renew for two 24 month periods. The Company has exercised its option to extend the lease for an additional 24 months. The Company has the option to purchase the machinery and equipment at the end of the lease. However, if it does not exercise this option or the option to renew at the end of the 24 months, it has guaranteed the lessor 45.4% of the original sales price upon disposition. The income on the sale of the machinery and equipment of $2,500 was deferred and amortized in proportion to the minimum rental payments over the initial three-year lease term. Deferred income of $833 was recognized in 1995, 1994 and 1993.

H.   INCOME TAXES

     The Company and its subsidiaries are included in the consolidated income tax returns of AI. A tax sharing agreement between AI and the Company provides for an allocation of income taxes to the Company on the basis of the Company filing a separate return.

     The provision for income taxes consists of:

                                1995          1994            1993
Current:
    Federal                   $ (139)      $ (1,247)       $ 4,347

    State                        906            634          1,328

Deferred                      (1,662)         1,314            722
                               -------      --------        -------
                              $ (895)      $    701        $ 6,397
                               =======      ========        =======

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires a change from the deferred method to the asset and liability method of accounting for income taxes. The Company adopted SFAS No. 109 as of January 3, 1993. The cumulative effect of the accounting change decreased net income by $309, and is reported separately in the consolidated statements of operations for the year ended January 1, 1994. Excluding the amount recognized as the cumulative effect of accounting change, the effect of applying SFAS No. 109 on net income for the year ended January 1, 1994, was a benefit of $117.

The components of the deferred tax (benefit) expense were as follows:

                                1995          1994            1993
Depreciation                 $ 1,247        $ 1,733         $  758

Deferred income                 (611)         1,713           (333)

Employee benefit and
 compensation plans              252          1,212            253

Accrued liabilities            2,435           (778)           147

Other                           (115)          (142)          (103)
                              -------         ------         ------
                            $(1,662)       $ 1,314          $  722
                             ========       =======          ======

The components of the net deferred tax (assets) liabilities as of December 30, 1995 and December 31, 1994, were as follows:

                                    1995              1994
Deferred tax liabilities:

  Depreciation                    $ 9,366           $ 8,119


  Deferred income                   1,435             2,046
                                  -------            ------

Total deferred tax liabilities    $10,801           $10,165
                                  =======           =======

Deferred tax assets:

 Employee benefit and
 compensation plans               $ 4,985           $ 5,237

 Foreign net operating
 loss carryforward                  2,170             1,679

 Accrued liabilities                4,425             1,990

 Other                              2,566             2,451

 Valuation allowance               (2,170)           (1,679)
                                  -------            -------

Total deferred tax assets        $11,976            $ 9,678
                                 =======            =======

Net deferred tax
(assets) liabilities             $(1,175)           $   487
                                 =======            =======

The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to foreign net operating loss carryforward limitations. The change in the valuation allowance is as follows:




                                   1995              1994
Valuation allowance at
beginning of year               $(1,679)           $(1,251)

Utilization of capital
loss carryforward                     0                617

Foreign net operating
loss carryforward                  (491)            (1,045)
                                -------             -------

Valuation allowance at
end of year                    $(2,170)            $(1,679)
                               ========            ========

In January 1993, the Company acquired Hydro Flame which generated capital loss carryforwards expiring in 1998. During
1994, the Company determined that the remaining carryforward benefit will be utilized prior to expiration and, accordingly, eliminated the valuation allowance and reduced the excess cost over fair value of assets acquired by $617 in 1994.

The reasons for the difference between the effective tax rate of the Company and the United States statutory federal income tax rate are as follows:

                                         Percent of Pretax
                                           Income (Loss)

                                1995          1994          1993
Statutory rate                 (34.0) %      (34.0) %      34.0 %

State income taxes              11.3          17.2          6.7

Effect of foreign operations     8.9          43.5          2.5

Other items, net                (3.2)          2.2           .4
                                -------       -------       -------

Effective tax rate             (17.0) %      28.90 %       43.60 %
                               ========      =======       =======

I.   RELATED-PARTY TRANSACTIONS

     The Company is charged certain corporate fees from AI.
These fees totaled $1,000, $2,000 and $1,983 in 1995, 1994 and
1993, respectively, and have been included in the financial statements as a component of selling and administrative expense. In December 1993, the Company advanced AI $1,718. An additional $115 was advanced during 1994 and $103 of interest was accrued at December 30, 1995. These amounts mature over ten years and bear interest at 5.8%. The fair value of the note is $1,005 estimated by discounting future cash flows using current rates of interest at which similar loans would be made to borrowers with similar credit ratings.

     The Company leases certain assets from a related party under operating leases expiring in 1996. Rental expense was $339 in 1995 and $276 in 1994 and 1993.

J.   COMMITMENTS AND CONTINGENCIES

     The Company is a party to a number of lawsuits and claims arising in the normal course of its business including proceedings with respect to environmental matters, including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. Although the outcome of these matters cannot be determined at the present time, the Company has established accruals which management believes adequately provide for all future costs that are expected to be incurred in settling these matters not covered by insurance.

     It is the opinion of management, after consultation with counsel, that additional liabilities, if any, resulting from these matters are not expected to have a material adverse effect on the financial condition of the Company, although such matters could have a material effect on annual results of operations when resolved in a future period.



K.   SUBSEQUENT EVENT

     On April 3, 1996, the parent company's capital stock was sold to Excel Industries, Inc. Upon completion of the sale, compensation agreements totaling $445 will be paid to members of Atwood's management. The revolving line of credit was repaid upon acquisition of the parent company, with Excel obtaining a new revolving line of credit agreement on a long-term basis.

On April 3, 1996, the Registrant acquired all of the outstanding capital stock of Anderson. Anderson's only operating asset is Atwood, its wholly owned subsidiary. Under the terms of the Agreement, all non-operating assets of Anderson totaling approximately $1 million were immediately repurchased by the former shareholders of Anderson. The proforma balance sheet and income statement presented on the following pages combine the accounts of the Registrant and Atwood as of and for the fiscal year ending December 31, 1995.

Excel Industries, Inc.
Pro-Forma Balance Sheet
(Amounts in thousands)

                                          Atwood
                                      assets acquired
                           Excel      and liabilities        Pro-forma Adjustments
                        as reported      assumed           Debit              Credit          Adjusted
Assets

Current assets:

 Cash and short-term
 investments           $       391    $                   $                  $               $    391

 Marketable
 securities                 37,416                                              30,259(1)        7,157

 Accounts receivable        85,751        58,118                                               143,869

 Customer tooling
 to be billed               26,090         6,268                                                32,358

Inventories                 27,298        26,659            1,648(2)                           55,605

Prepaid expenses             7,018         7,622                                   568(9)      14,072
                       -----------     ---------            -------           --------         -------

Total current assets       183,964        98,667             1,648              30,827         253,452

Property, plant and
equipment                   68,997        67,628            24,602(3)                          161,227

Goodwill and other
intangible assets            6,356        12,103            25,935(1)             8,411(1)      35,983

Other assets               10,201          2,521                                    359(4)       7,156
                                                                                    836(6)
                                                                                  4,371(9)
                       -----------     ---------          ---------            --------        -------

Total assets           $ 269,518     $ 180,919           $  52,185           $   44,804       $ 457,818
                       =========     =========           =========           =========       ========

Liabilities and
Shareholders' Equity

Current liabilities:

 Accounts payable      $  57,811      $  30,939           $                   $              $  88,750

 Accrued liabilities      25,536         11,530                                  1,250(7)       39,043
                                                                                   727(1)
Current maturities
of long-term debt          9,164         77,893               1,250(7)                           9,976
                                                             75,831(8)
                        -----------     ---------            -------           --------         -------
Total current
liabilities               92,511        120,362              77,081               1,977        137,769

Long-term debt            24,021         14,608               5,100(7)           26,977(1)     136,337
                                                                                 75,831(8)
Other long-term
liabilities               18,669         18,883               3,335(5)            1,727(4)      47,895
                                                                                  6,890(7)
                                                                                  4,061(9)
                                                                                  1,000(1)
Commitments and
contingent liabilities                                                                               0

Shareholders' equity:

 Common shares-
 no par value             95,157         27,604              27,604(1)                          95,157

Warrants outstanding                                                              1,500(1)       1,500

Retained earnings         44,412                                                                44,412

Minimum pension
liability adjustment,
 net of tax                 (659)          (538)                                    538(4)         (659)

Treasury shares at cost   (4,593)                                                                (4,593)

                        -----------     ---------           -------           --------         -------

Total shareholders'
equity                   134,317         27,066            27,604                 2,038         135,817

Total liabilities and
shareholders' equity    $269,518       $180,919          $113,120              $120,501        $457,818
                        ========       ========          ========              ========        ========

Description of pro-forma adjustments:

1 Record estimated purchase price of Atwood and eliminate $8,411 of goodwill recorded in Atwood's historical financial statements.

2  Write-up inventory to current value.

3  Record revaluation of fixed assets.

4  Record unrecognized actuarial amounts for Atwood pension plans.

5 Record unrecognized actuarial amounts for Atwood's postemployment benefit plans other than pensions.

6 Write-down note receivable from Anderson Industries, Inc. to agreed upon repayment amount.

7 Record product recall liability at gross value of $8,140 and to reclassify from debt to accruals.

8  Reclassify debt according to terms of new agreement.

9  Record tax impact of the above adjustments.


Excel Industries, Inc.
Pro-Forma Statement of Income
Fiscal Year Ended December 30, 1995
(Amounts in thousands, except per share amounts)

                                                                                              Pro-forma
                           Excel         Atwood             Pro-forma Adjustments               Income
                        as reported      Historic          Debit              Credit          Statement
Net Sales               $ 596,014       $ 399,789          $                  $               $ 995,803

Cost and Expenses:

 Cost of goods sold       540,716         360,994           1,990(3)                            903,700

 Selling, administrative
 and engineering expenses 32,973           35,648             800(2)            359(1)           67,769
                                                               26(8)            336(7)
                                                                                983(9)
Disposal of Canadian
facility                  (1,582)                                                                (1,582)

Interest expense           3,322            8,514           7,780(5)          7,987(4)           11,629

Other income, net         (3,805)             (94)          1,059(6)                             (2,840)
                        ---------        ---------          -----             ------            --------
Total costs
and expenses             571,624          405,062           11,655             9,665            978,676

Income (loss) before
income taxes and
cumulative
effect of changes
in accounting             24,390           (5,273)          11,655             9,665             17,127

Provision (benefit)
for income taxes           8,125             (895)             173(10)                            7,403
                        ---------        ---------          -----             ------            --------

Net income before
cumulative effect
of changes in
accounting             $  16,265        $  (4,378)        $ 11,828           $ 9,665            $ 9,724
                       =========        =========         ========           =======            =======

Net income before
cumulative effect
of accounting
changes per share:

 Primary               $  1.52                                                                  $ 0.91
 Fully diluted         $  1.41                                                                  $ 0.88

Average number
of shares:

 Primary               10,690                                                                   10,690
 Fully diluted         12,960                                                                   12,960

Description of pro-forma adjustments:

1 Eliminate goodwill amortization included in Atwood's historical financial statements.

2 Record amortization of goodwill resulting from Excel's acquisition of Atwood. Goodwill is being amortized on a straight line basis over a thirty-five year period.

3 Record additional depreciation resulting from the write-up of fixed assets to the estimated fair value.

4  Eliminate interest expense in the historical accounts of Atwood.

5 Record additional interest expense on borrowings resulting from Excel's acquisition of Atwood.

6 Eliminate estimated lost investment income due to liquidating marketable securities to pay a portion of the acquisition costs.

7 Eliminate write-off of deferred debt issuance costs included in Atwood's historical financial statements.

8 Record amortization of deferred debt issuance costs resulting from Excel's acquisition of Atwood.

9  Eliminate management fees paid to Anderson Industries, Inc.
   recorded in Atwood's historical financial statements.

10 Record the tax impact of the above adjustments.

                                   EXHIBIT INDEX


Exhibit
Page
Number                     Description
Number

2* Stock Purchase Agreement dated March 4, 1996, among Excel Industries, Inc. and Anderson
               Industries, Inc. and the stockholders of Anderson Industries, Inc.

4.1* Warrant Grant and Registration Rights Agreement dated April 3, 1996 among Excel Industries, Inc.
               and certain stockholders of Anderson Industries, Inc.

4.2 Amended and Restated Credit Agreement dated April 29, 1996 among Excel Industries, Inc., certain banks, Society National Bank as agent and Harris Trust and Savings Bank as co-agent

4.3            Form of Note Purchase Agreement dated
               May 3, 1996 between Excel Industries, Inc. and each of several institutional investors.

23             Consent of Coopers & Lybrand L.L.P.


* Previously filed.